Exhibit 10.2

ROCKWELL AUTOMATION, INC.

2008 LONG-TERM INCENTIVES PLAN

RESTRICTED STOCK AGREEMENT

(December 1, 2011)

To:	[Name]

In accordance with Section 4(c) of the Rockwell Automation, Inc. 2008 Long-Term Incentives Plan (the Plan),              shares (Restricted Shares) of Stock (as defined in the Plan) of Rockwell Automation, Inc. (Rockwell Automation) have been granted to you, effective December 1, 2011, as Restricted Stock (as defined in the Plan) upon the terms and conditions of this Restricted Stock Agreement, subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.	Earning of Restricted Shares

(a) If you shall continue as an Employee from the date hereof until December 1, 2014, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on such date.

If you shall die or suffer a disability that shall continue for a continuous period of at least six months during the period of your continuous service as an Employee and prior to December 1, 2014, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on the date of your death or the six month anniversary of your disability, as the case may be.

(b) If during the period of your continuous service as an Employee and prior to December 1, 2014, (A) a Change of Control occurs, (B) all Restricted Shares that are outstanding are assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation and (C) within two years of such Change of Control your employment is terminated (1) by reason of death or disability, (2) by you for a Change of Control Good Reason or (3) by Rockwell Automation other than for Cause, you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement (and any substituted awards of restricted stock) on the date of your separation from service. If during the period of your continuous service as an Employee and prior to December 1, 2014, (A) a Change of Control occurs and (B) all Restricted Shares that are outstanding are not assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on the date of such Change of Control.

(c) If your employment by Rockwell Automation terminates on or after the first anniversary of the date hereof and prior to December 1, 2014 by reason of your retirement, then you shall be deemed to have fully earned a prorated portion of the Restricted Shares subject to this Agreement equal to the number of Restricted Shares subject to this Agreement, multiplied by the percentage of days in the three-year period ended December 1, 2014 during which you were an Employee. For purposes of this Section 1, retirement means termination of employment with Rockwell Automation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of Rockwell Automation.

(d) If your employment by Rockwell Automation terminates prior to satisfaction of any of the conditions set forth in paragraph (a), (b), (c) or (d) of this Section, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect to the Restricted Shares or any Stock Dividends (as hereinafter defined).

(e) For purposes of this Section 1, if you receive severance payments in connection with your separation from Rockwell Automation, you will be treated as not having terminated your employment with Rockwell Automation until the last date on which you are entitled to receive severance payments from Rockwell Automation, at which time your employment by Rockwell Automation will be deemed terminated.

2.	Retention of Certificates for Restricted Shares

Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Stock or other securities of Rockwell Automation or securities of another entity (Stock Dividends) shall be delivered to and held by Rockwell Automation, or shall be registered in book entry form subject to Rockwell Automation’s instructions, until you shall have earned the Restricted Shares in accordance with the provisions of Section 1. To facilitate implementation of the provisions of this Agreement, you undertake to sign and deposit with Rockwell Automation’s Office of the Secretary such documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as Rockwell Automation may reasonably request from time to time.

3.	Dividends and Voting Rights

Notwithstanding the retention by Rockwell Automation of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, unless and until such shares have been forfeited in accordance with Section 5, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and you shall be entitled to receive any Stock Dividends held by Rockwell Automation (or subject to its instructions) in accordance with Section 2.

4.	Delivery of Earned Restricted Shares

As promptly as practicable after (i) you shall have been deemed to have earned the Restricted Shares in accordance with Section 1 and (ii) Rockwell Automation has been reimbursed for all required withholding taxes in respect of your earning all the Restricted Shares and Stock Dividends that you have been deemed to have earned, Rockwell Automation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) all or the part of the Restricted Shares and Stock Dividends that you have been deemed to have earned.

5.	Forfeiture of Unearned Restricted Shares

(a) Notwithstanding any other provision of this Agreement, other than as provided in Section 5(b), if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this Agreement, all the Restricted Shares, together with any Stock Dividends, then being held by Rockwell Automation (or subject to its instructions) in accordance with Section 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to Rockwell Automation.

(b) Notwithstanding any other provision of this Agreement, if Section 1(d) is applicable, all of the unearned Restricted Shares, together with any Stock Dividends thereon, then being held by Rockwell Automation (or subject to its instructions) in accordance with Section 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, such unearned Restricted Shares, together with any Stock Dividends thereon, shall be transferred to Rockwell Automation.

6.	Adjustments

If there shall be any change in or affecting shares of Stock on account of any stock dividend or split, merger or consolidation, reorganization (whether or not Rockwell Automation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Restricted Shares as the Board of Directors may deem appropriate under the circumstances.

7.	Transferability

This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Shares, and any Stock Dividends, shall be deliverable during your lifetime only to you.

8.	Withholding

Rockwell Automation shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this Agreement, (i) to deduct from any payment otherwise due by Rockwell Automation to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

9.	No Acquired Rights

You acknowledge, agree and consent that: (a) the Plan is discretionary and Rockwell Automation may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Shares subject to this Agreement is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of Stock as Restricted Stock or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of Rockwell Automation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

10.	Applicable Law

This Agreement and Rockwell Automation’s obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

11.	Entire Agreement.

This Agreement and the Plan embody the entire agreement and understanding between Rockwell Automation and you with respect to the Restricted Shares subject to this Agreement, and there are no representations, promises, covenants, agreements or understandings with respect to such Restricted Shares other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

ROCKWELL AUTOMATION, INC.

By:
Douglas M. Hagerman
Senior Vice President,
General Counsel and Secretary

Dated: December 1, 2011
Agreed to this day of , 20 .

Name:

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